Exhibit 10.31
SCBT FINANCIAL CORPORATION
STOCK OPTION AGREEMENT

THIS AGREEMENT, made this ______ day of _______________, 200__, by and between SCBT Financial Corporation (“Corporation”), a South Carolina corporation with its principal offices located in Columbia, South Carolina, and ______________________________ (“Participant”).

WITNESSETH:

WHEREAS, the Corporation has adopted the 2004 SCBT Financial Corporation Stock Incentive Plan (the “Plan”); and

WHEREAS, the Committee under the Plan has determined that the Participant shall be granted certain options under the Plan as an incentive to continue his or her performance as an employee of the Corporation and/or its subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Grant of Option. The Corporation hereby grants to the Participant an option (“Option”) to purchase _____________ shares of the Common Stock of the Corporation, upon the terms and conditions set forth below and in the Plan. The date of such grant is _________________. The Option shall be [an Incentive/a Non-Qualified] Stock Option.

2.  Option Price. The Option shall be exercisable at a price of _________________ ($__________) per share.

3.  Terms of Purchase. Purchase of any shares pursuant to the Participant’s exercise of the Option shall be made in accordance with the provisions of the Plan.

4.  Period of Option. The Option shall be exercisable over the period described below.

5.  Vesting and Expiration.

(a)  Annual Vesting. Subject to Section 5(c) of this Agreement, the Option shall be exercisable in accordance with the limitations set forth below, unless an earlier expiration date shall be stated in the Option:

(i)  The Option granted shall not be exercisable in whole or in part prior to one (1) year from the date of grant of the Option; and

(ii)  A maximum of twenty-five percent (25%) of the Option shall become exercisable one (1) year following the date of grant of the Option; and

(iii)  A maximum of fifty percent (50%) of the Option shall become exercisable two (2) years following the date of grant of the Option; and

(iv)  A maximum of seventy-five percent (75%) of the Option shall become exercisable three (3) years following the date of grant of the Option; and

(v)  One hundred percent (100%) of the Option shall become exercisable four (4) years following the date of grant of the Option.

(b)  Latest Date of Exercise. The Option shall expire, and in no event shall any shares be available for purchase hereunder, upon the earlier of (i) ten (10) years from the date of grant of the Option, and (ii) (1) in the event of the Participant’s termination of employment with the Corporation and its subsidiaries for any reason other than death or disability, upon the expiration of three (3) months from the date of such termination, (2) in the event of the Participant’s termination of employment by reason of his disability, upon the expiration of one (1) year from the date of such termination; or (3) in the event of the Participant’s termination of employment by reason of his death, upon the expiration of two (2) years from the date of death. For purposes of the foregoing, the Participant shall be deemed to be disabled if he is disabled as contemplated by Section 422(c)(6) of the Internal Revenue Code of 1986, as amended (or any successor statute).

(c)  Acceleration of Earliest Date of Exercise. The Option shall become exercisable immediately prior to a Change of Control, as that term is defined in the Plan.

(d)  Prior Outstanding Options. This Option is exercisable despite the existence of any other option which was granted to the Participant, before the granting of this Option, and which earlier option is for the purchase of shares in the Corporation.

6.  Nontransferability. The Option is not transferable by the Participant, in whole or in part, to any person, except by Will or by any applicable law of descent and distribution. The Option shall not be exercisable, in whole or in part, during the lifetime of the Participant by any person other than the Participant.

7.  Construction. This Agreement shall be construed in accordance with the laws of the State of South Carolina.

8.  No Contract of Employment. Neither this Agreement nor the Plan shall be construed to constitute an agreement or understanding, expressed or implied, on the part of the Corporation or any subsidiary to employ the Participant for any specified period and shall not confer upon the Participant the right to continue in the employment of the Corporation or any subsidiary, nor affect any right which the Corporation or any subsidiary may have to terminate the employment of the Participant.

9.  Withholding. As a condition to the issuance of shares pursuant to any exercise of this Option, the Participant authorizes the Corporation and its subsidiaries to withhold, in accordance with applicable law from any cash compensation payable to him, any taxes required to be withheld as a result of such exercise or later disposition of stock.

10.  Legal Restrictions. This Option may not be exercised if the issuance of shares pursuant to such exercise would constitute a violation of applicable federal or state securities or other law or regulation. The person exercising the Option, as a condition to such exercise, shall represent to Corporation that the shares acquired thereby are being acquired for investment and not with a present view to distribution or resale, unless counsel for the Corporation is then of the opinion that such representation is not required under the Securities Act of 1933 or any other applicable law, regulation or rule of any governmental agency.

11.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Participant and his heirs, and shall be binding upon the Corporation and its successors and assigns.

12.  Incorporation of Plan. This Agreement is made pursuant to and is subject to the terms and conditions of the Plan, which terms and conditions are hereby incorporated by reference herein.

IN WITNESS WHEREOF, the Corporation, by its authorized representative, and the Participant do hereby affix their signatures on the date first written above.

ATTEST:	SCBT FINANCIAL CORPORATION

Corporate Secretary	Name: Robert R. Hill, Jr.
Title: President and Chief Executive Officer

Participant